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                                                                    Exhibit 21.1

                           NEWCASTLE INVESTMENT CORP.

                                  SUBSIDIARIES

Fortress Realty Holdings Inc.
Commercial Asset Holdings LLC
Fortress CBO Investments I Corp.
Fortress CBO Holdings I Inc.
Newcastle CDO I Corp.
Fortress CBO Investments I, Ltd.
Newcastle CDO I, Ltd.
Fortress Asset Trust
LIV Holdings LLC
Monterrey Belgium S.A.
Monterrey B.V.
Karl S.A.
Steinhage B.V.
Beta Invest s.p.r.l.
Alpha Invest s.p.r.l.
Seminole s.p.r.l.
Melodicum s.p.r.l.
Polytrophus s.p.r.l.
Centrum Invest s.p.r.l.
Trealen s.p.r.l.
Fortress Finance (Belgium) s.p.r.l.
NIC Holdings I LLC
Newcastle CDO Holdings LLC
Impac Commercial Holdings, Inc.
Impac Commercial Assets Corporation
Impac Commercial Capital Corporation
Newcastle CDO II Holdings LLC
Newcastle CDO II,Ltd.
Newcastle CDO II Corp.
NIC TRS Holdings, Inc.